EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

               EMPLOYMENT AGREEMENT by and between Ocwen Technology Xchange, a Florida corporation, with its principal office at 1675 Palm Beach Lakes Blvd., West Palm Beach, Florida 33401 (the "Company"), and Jack Timpe, residing at 2259 Beachcomber Trail; Atlantic Beach, Florida 32233 ("Executive").

                                   WITNESSETH:

               WHEREAS, Executive is to be employed by the Company;

               WHEREAS, the Company is engaged in the development and marketing of advanced software and integrated technology solutions for the mortgage and real estate industries; and

               WHEREAS, Executive desires to perform services for the Company and the Company desires to engage Executive to perform services in accordance with the terms and conditions of this Agreement.

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         Section 1. Employment. Company hereby agrees to employ the Executive's exclusive services subject to the terms and provisions of this Agreement and subject to the terms and provisions of the Company's Management Directives and Policies and Procedures set forth in Company's Employee Guidebook, as the same may be modified or amended by Company from time to time in Company's sole discretion (the "Guidebook"). Executive will occupy the position of Executive Vice President and National Sales Manager.

         Section 2.   Duties.
         ----------   -------

               (a) Executive will have such duties as are incumbent in his position and as otherwise specified from time to time by Company, all subject to the direction and supervision of the CEO of Company, to whom the Executive shall report, and the Board of Directors of Company. Executive will devote his full business time and effort to performing his duties and obligations hereunder. Executive agrees that he will at all times be bound by and comply with the terms and provisions of the Guidebook.

               (b) Executive acknowledges that he owes Company a fiduciary duty pursuant to the terms of this Agreement. Therefore, Executive agrees that he will perform his duties and obligations hereunder in a diligent, careful, thorough and professional manner consistent with good business practice and will at all times (i) endeavor to provide to Company the most sound and reasonable recommendations and advice and (ii) fully promote the business and interests of Company. Executive agrees that Executive will promptly disclose to Company the existence of any activities or other circumstances which result in or may hereunder, and Executive will make such other disclosures relating to Executive's business activities as Company may reasonably request from time to time. Except as is otherwise provided herein, Executive shall not render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO of Company.

               (c) All fiends and/or property received by Executive on behalf of Company or any parent or affiliated corporation, subsidiary or division (collectively, the "Affiliates" or "Company's Affiliates") will be received and held by Executive in trust, and Executive will promptly account for and remit all such fiends and/or property to Company.

         Section 3. Compensation. During the tern of this Agreement as defined in Section 4, the Company agrees to pay Executive compensation for the services of Executive as follows:

               (a) Base Salary. In exchange for Executive's ongoing performance of his duties and obligations under this Agreement, Company will pay to Executive a salary (the "Base Salary") at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per calendar year, less applicable payroll taxes and authorized deductions. The Base Salary will increase to Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500) on the first anniversary of the Effective Date, and will further increase to Two Hundred Seventy Five Thousand Six Hundred Twenty Five Dollars

                      ($275,625) on the second anniversary of the Effective Date. The Base Salary will be payable biweekly on the regularly recurring pay dates established from time to time by Company and in accordance with Company's customary practices, as the same may be changed by Company from time to time.

               (b) Bonus. The Board shall establish a performance-based annual bonus plan with targets and objectives approved by the Board (the "Performance Bonus Plan") with a target bonus of $350,000. Bonus payments shall be paid in accordance with the payment structure specified in the 1998 Annual Incentive Plan of Ocwen Financial Corporation, as amended from time to time. In any event, the compensation to Executive under the Performance Bonus Plan for the first twelve months of this Agreement shall be payable in equal monthly installments not less than (i) $29,166 per month for the first six months of this Agreement and (ii) $14,583 per month for the second six months of this Agreement, payable at Executives option in either cash or options to purchase shares of Common Stock in Ocwen Financial Corporation.

               (c) Sign-on Bonus. The Company agrees to pay Executive a sign-on bonus of $75,000, payable by check on the closing of the purchase of Executive's permanent residence in Palm Beach County, Florida by Executive.

               (d) COBRA Reimbursement. Beginning on the Effective Date, the Company agrees to reimburse Executive for up to ninety
                      (90) days of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

               (e) Stock Options. Subject to the approval by the Board of Directors of Company and its subsidiaries, Executive and Company will enter into an agreement by which Company grants to Executive an option to purchase up to one percent 1 % of the outstanding shares of the common stock of Company on the date of their initial public offering ("IPO") for a purchase price per share equal to (i) $1.00 if the TPO price per share is $12 or more or (ii) $0.10 if the IPO price per share is less than $12. The term of the option WILL begin on the date of the IPO and will continue for a period of ten (10) years unless earlier terminated as provided in the Option Agreement between OTX and Executive. The option will vest and become exercisable in four pro-rata increments beginning on the date of the IPO and ending on the fourth anniversary of the date of the 1P0. Vesting shall be accelerated in the event that Executive retires after 5 or more years of service to the Company such that all options will vest on the date of retirement, and Executive will have sixty (60) days thereafter to exercise. The Options WILL be subject to such other standard terms and conditions placed on Options to purchase shares in OTX as determined by the Board of Directors in its sole discretion.

               (f) Sale of OTX. In the event that, during the period in which Executive is employed by Company pursuant to this Agreement and prior to the IPO, Ocwen Financial Corporation ("Ocwen") sells all of its interest in OTX or all of the assets of OTX to an unaffiliated third party (a "Sale"), Executive shall be entitled to receive compensation (the "Sale Compensation") in an amount equal to one percent (1%) of the Aggregate Consideration received by the Company in the Sale minus the sum of (i) $200 million and (ii) any consideration paid by the Company or Ocwen in connection with the acquisition of stock or assets of another entity for the benefit of the Company. For purposes of this Section 3(f), "Aggregate Consideration" shall mean the total, net of expenses, of all cash and other property paid and any indebtedness assumed or repaid by a buyer. In the event the Aggregate Compensation for the Sale is cash, then Executive shall receive the Sale Compensation in cash. In the event the Aggregate Consideration for the Sale is in the form of shares of stock in the acquiring company or other property, then Executive shall receive the Sale Compensation in the form of shares in the acquiring company or other property. In the event the Aggregate Consideration for the Sale is a combination of both cash and shares of stock in the acquiring company or other property, then Executive shall receive the Sale Compensation in cash and shares of stock in the acquiring company or other property, in the same proportion as was paid for the purchase of OTX.

               (g) The provisions of Sections 3(e) and 3(f) are mutually exclusive. The payment to Executive of additional compensation under one of Sections 3(e) and 3(f) shall terminate the right of Executive to receive additional compensation pursuant to this Section 3.

         Section 4. Term and Termination. The term of this Agreement (the "Term") shall be for three years commencing on August 1, 2001 (the "Effective Date") and ending on August 1, 2004 (the "Expiration Date") unless earlier terminated upon the occurrence of any of the following events:

               (a) Company may terminate this Agreement effective upon written notice to Executive prior to its expiration date for Just Cause or due to Executive's death or substantial physical or mental impairment which Company has determined prevents Executive from performing his duties and responsibilities as set forth herein. For purposes of this Section, "Just Cause" is defined as a violation of Section(s) 2, 7, 8, 9, 10 or 11 of this Agreement, fraud, misappropriation of funds, embezzlement, theft, physical assault on another person, drunkenness on the job, possession or use of narcotics on Company's property, willful and material damage to Company's property, conviction of a felony, or repeated or material violations of Company's policies.

               (b) In the event Company terminates this Agreement without just cause, Company shall pay Executive twelve (12) months of Base Salary and, in the event the termination occurs after any person or entity acquires through purchase, merger or otherwise fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities, all stock options issued to Executive pursuant to this Agreement shall be automatically vested also.

               (c) Executive may terminate this Agreement without Good Reason upon ninety (90) days prior written notice of his intention to terminate.

               (d) Executive shall be entitled to terminate this Agreement for Good Reason by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the written notice of termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Just Cause or as a result of Executive's death or disability, or temporarily as a result of Executive's illness or other absence); (ii) removal of, or the non-reelection of, Executive from officer positions with OTX or its subsidiaries as specified herein without election to a higher position or removal of Executive from any of his then officer positions; or (iii) any material breach by the Company of any provision of this Agreement.

               (e) Except as specifically provided in this Section 4, (i) upon termination of this Agreement, Company will have no further obligation to Executive, except with respect to compensation accrued hereunder and unpaid at the date of such termination and (ii) the terms and provisions of Sections 4, 8, 9, 10, and 13 of this Agreement shall indefinitely survive the expiration or termination of this Agreement.

         Section 5. Employee Benefits and Vacation. During the Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company, including, without limitation, participation in a 401
(k) plan, participation in a deferred compensation option plan, life, health, and disability insurance, and retiree health coverage. Executive shall be entitled to vacation, sick days and personal days in accordance with Company policy as such may be in effect from time to time; provided that in no event shall Executive be entitled to less than four (4) weeks paid vacation per calendar year:

         Section 6. Relocation. The Company shall reimburse Executive for all reasonable expenses and costs associated with relocating his family to the West Palm Beach area in accordance with the Company's Corporate Relocation Guide. In addition, the Company shall provide Executive with up to six (6) months of temporary housing at a location to be approved by Ocwen.

         Section 7. Exclusive Representation. Executive hereby agrees that during the Term, Executive shall not, directly or indirectly, perform any services similar to his duties and obligations under this Agreement, own an interest in (except for Alltel common stock owned prior to the date of this Agreement or acquired pursuant to options granted prior to the date of this Agreement), operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Company's products and services or Company's business, without first obtaining the written approval of Company. Such approval may be rescinded by Company if and when, in the opinion of Company, such activities materially inhibit Executive's performance under this Agreement or place Company at risk. Any breach or threatened breach of the terms of this Section shall constitute cause for the termination of Executive's employment hereunder notwithstanding any other term, provision or definition contained in this Agreement, and Company will have no further obligation to Executive. The terms and provisions of Sections 4, 8, 9, 10 and 13 of this Agreement shall survive the expiration or termination of this Agreement.

         Section 8. Company Information. All information, materials or documents in any way regarding or relating to Company or the Company's Affiliates or their respective businesses including, without limitation, all Developments (as defined below), all information requested by or provided to Executive and all information learned or obtained by Executive (i) will be and at all times remain the sole and exclusive property of Company, (ii) will not be used by Executive for any reason or purpose except in direct connection with Executive's performance of his duties and obligations under this Agreement and
(iii) will not, without the express prior written consent and approval of Company, be disclosed in whole or in part to any person or entity except in direct connection with Executive's performance of his duties and obligations under this Agreement. Executive acknowledges that money damages would be an inadequate remedy for the injuries and damage that would be suffered by Company in the case of Executive's breach of this Section. The breach or threatened breach by Executive of the provisions of this Section shall entitle Company, besides any other remedies it may have at law or in equity, to injunctive relief to enforce the provisions of this Section. Executive's duties and obligations under this Section will survive the termination or expiration of this Agreement. In recognition of the foregoing obligations, Executive agrees that upon his separation from the Company, he will turn over to Company all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all transcriptions thereof relating to Company or the Company's Affiliates which are in his possession or under his control. At the time of termination, Executive will have an exit interview with Company wherein Executive will certify that Executive has returned to Company all tangible Confidential Information disclosed to him, and disclose all Developments, as defined below, conceived or developed by him during the Term. Executive's liability for any breach of this Section will not be subject to any limitation of liability provision contained elsewhere in this Agreement.

Executive has carefully read and considered the provisions of this Section, and having done so, agrees that the restrictions set forth in this section are fair and reasonably required for the protection of the interests of the Company.

         Section 9. Rights in Data. Executive hereby expressly assigns to Company all of Executive's right, title and interest in and to all work product produced by Executive during the Term including, without limitation, all systems, reports, data, materials, ideas, concepts, methodologies, know-how, information, knowledge, software, designs, specifications, plans, programs, studies, techniques, procedures, methods, processes, formulae, inventions, improvements, sketches, reports, diagrams, graphs, charts, notes, writings, discoveries, models, flow charts and research, including without limitation all patent, copyright, trademark, trade secret, design and other proprietary rights that may now or in the future exist therein or be appurtenant thereto, whether in oral, written, graphic, electronic, machine readable or any other form and in whatsoever medium now known or hereafter developed, and all copies of the foregoing and all information, data and knowledge, incorporating, based upon or derived from the foregoing (collectively, "Developments"). All Developments will be and at all times remain the sole and exclusive property of Company. In the event that Executive is ever deemed, by operation of law or otherwise, to retain any rights in or to any Developments, Executive will assign all of Executive's right, title and interest in and to such Developments to Company. Executive will execute any documents of assignment or registration of proprietary or other rights requested by Company and will perform any and all further acts deemed necessary or desirable by Company in order to confirm, exploit, or enforce the rights herein granted and assigned by Executive to Company. Executive's duties and obligations under this Section will survive the termination or expiration of this Agreement. Executive's liability for any breach of this Section will not be subject to any limitation of liability provision contained elsewhere in this Agreement. Executive has signed an Intellectual Property Agreement in favor of Ocwen Financial Corporation and its affiliates in consideration for Executive's employment by Company.

         Section 10.  Covenant Not to Compete.
         ----------   -----------------------

               (a) Executive acknowledges that, in consideration of his employment, and to induce Company to allow Executive access to confidential information and Company's clients, customers and others with whom Company has formed valuable business arrangements, he will not, during such time as Executive is employed by Company and for a period of one
                      (1) year after expiration or termination of Executive's employment, or, if later, termination or expiration of a subsequent consulting arrangement, regardless of whether Executive caused said termination; (provided, however, this Section 10 shall apply only if the provisions of
                      Section 4 above are applicable):

                             (i) In the event of voluntary termination by Executive, directly or indirectly, perform any services similar to his duties and obligations under this Agreement, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Company's products and services or Company's business, without first obtaining the written approval of the Company;

                             (ii) Take any action that would interfere with, diminish or impair the valuable relationships that Company and/or Company's Affiliates have with its or their customers and clients and others with which Company and/or Company's Affiliates have business relationships or to which its services are rendered;

                             (iii) Directly or indirectly, for his own benefit or for the benefit of any other person (whether as an officer, director, owner, partner, investor, consultant, employee, agent, manager, or other participant in any business or venture) divert, solicit or attempt to divert or solicit any of Company's customers or patrons with respect to products or services offered by Company.

                             (iv) Recruit or otherwise solicit, induce or influence any person (natural or otherwise) who is or becomes an employee or consultant of the Company or the Company's Affiliates to terminate his or her employment with, or otherwise cease his relationship with, Company or the Company's Affiliates or hire any such employee or consultant who has left the employ of Company or the Company's Affiliates within two (2) years after the termination or expiration of such employee's or consultant's employment with Company or the Company's Affiliates, as the case may be; or

                             (v) Assist with others in engaging in any of the foregoing.

               (b) It is acknowledged and agreed by Executive that Company and its Affiliates have a legitimate business interest justifying the restrictions contained herein and that such restrictions are reasonably necessary to protect such legitimate business interests, which interests, including, without limitation, trade secrets; other valuable confidential business information, including but not limited to the information set forth in Sections 6 and 7, that may not qualify as trade secrets, but as to which Company and its Affiliates have expended time and money in developing and as to which they hold confidential and proprietary; substantial business relationships with existing and prospective customers, clients and others with whom Company and its Affiliates have formed valuable relationships; customer and client goodwill associated with the ongoing business of Company and its Affiliates and evidenced by the various trademarks, trade names, service marks and trade dress used by Company and its Affiliates in connection with their businesses, and an expectation of continuing patronage from their existing customers, clients and others with whom Company and its Affiliates have formed valuable business relationships.

               (c) Executive acknowledges and agrees that, in the event of a breach or threatened breach of any of the terms of this Section, Company and/or the Company's Affiliates, as the case may be, would suffer irreparable harm for which monetary damages would be inadequate. Accordingly, in addition to any other remedies available, at law or in equity, in the event of a breach or threatened breach by the Executive of the provisions of this Section, Company and/or the Company's Affiliates shall be entitled to seek an injunction restraining Executive from such breach or to seek specific performance of the terms hereof. The 1-year period mentioned above shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein. In addition, any breach or threatened breach of any of the terns of this Section which is not cured within thirty (30) days of receipt of a written notice from the Board or the Chairman of the Board which specifically identifies such purported breach or threatened breach by Executive shall constitute cause for the termination of Executive's employment hereunder notwithstanding any other term, provision or definition contained in this Agreement.

               (d) The provisions of this Section shall survive any termination or expiration of this Agreement.

               (e) Executive has carefully read and considered the provisions of this Section, and having done so, agrees that the restrictions set forth in this Section (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of Company.

         Section 11. Representations. Executive represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order judgement or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that has not been previously disclosed in writing to Company and (iii) Executive is not in possession of any property of his former employer, Alltel, including but not limited to any of Alltel's confidential, proprietary and trade secrets (iv) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive acknowledges that in the event any of the representations made by him in this Agreement are determined to be false, such false representation shall constitute Just Cause for his termination. In the event Alltel should bring legal action against Executive contending a breach of a covenant not to compete or other basis why Company should not employ him, so long as the above representations of Executive are true, Company agrees to pay all reasonable legal fees and costs associated with Executive's defense of such legal action. Counsel utilized for such defense of Executive shall be subject to approval of Company.

         Section 12. Notices. No notice or other communication will be deemed given unless sent in any of the manners, and to the persons, specified in this Section. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail, (b) at noon on the date after dispatch if sent by overnight courier or (c) upon the completion of transmission (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

         If to Company:                 Ocwen Technology Xchange, Inc.
                                        1675 Palm Beach Lakes Boulevard
                                        West Palm Beach, FL 33401
                                        Attention: Secretary

                                        Telecopy Number: (561) 682-8177
                                        Confirmation Number: (561) 682-8000

         If to Executive:               Jack Timpe
                                        2259 Beachcomber Trail
                                        Atlantic Beach, FL  32233
                                        Telecopy Number:
                                        Confirmation Number:

         Section 13.  Miscellaneous.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

               (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

               (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other tern of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

               (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

               (e) Successors; Binding Agreement; Third Party Beneficiaries This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

               (f) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (g) Counterparts This Agreement may be signed in counterparts, each of which -shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               (h) Heading. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

               (i) Consequential Damages. EXCEPT WITH RESPECT TO EXECUTIVE'S OBLIGATIONS SET FORTH IN SECTIONS 8, 9 and 10 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT SUCH DAMAGES ARE CAUSED BY THE FAULT OR NEGLIGENCE OF SUCH PARTY AND WHETHER OR NOT SUCH PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.


               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       OCWEN TECHNOLOGY XCHANGE, INC.

                                       By: /s/ ARTHUR D. RINGWALD
                                           -------------------------------------
                                           Arthur D. Ringwald
                                           President and Chief Executive Officer

/s/ JACK TIMPE
-----------------------------------
Jack Timpe